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                                                                    EXHIBIT 99.1


                            [GOOD GUYS! LETTERHEAD]


                                                                   PRESS RELEASE

                                             Contact:  Robert A. Gunst
                                                       President & Chief
                                                       Executive Officer
                                                       650-615-6060


ROBERT A. GUNST TO RESIGN AS CHIEF EXECUTIVE OFFICER OF THE GOOD GUYS!

San Francisco (April 15, 1999) - The Good Guys, Inc. announced today that Robert
A. Gunst is resigning as President and Chief Executive Officer of the Company, effective as of June 30, 1999. Until then, Mr. Gunst will continue to carry out his responsibilities as the Chief Executive Officer of the Company and will assist the Board, and the executive search firm retained by the Company, in finding his successor. It is expected that Mr. Gunst, who served as an outside Director of the Company for several years before becoming the Company's President and Chief Operating Officer in 1990, will continue to serve as a member of the Board of Directors of the Company.

THE GOOD GUYS! is a leading specialty retailer of consumer electronics, operating a total of 79 stores, 61 in California, nine in Washington, five in Oregon and four in Nevada, and marketing a broad range of high quality, name brand products. For more information on the Company, including news releases, employment opportunities, product information and store locations visit THE GOOD GUYS! Internet home page at http://www.thegoodguys.com. THE GOOD GUYS! press releases are also available by fax through Company News-On-Call at 800-758-5804, extension 108403.